As filed with the Securities and Exchange Commission on September 4, 2007
                                                  Registration No. 333-[______]
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------

                                    Form S-8
                             REGISTRATION STATEMENT
                                     under
                           THE SECURITIES ACT OF 1933

                       ----------------------------------

                           Westfield Financial, Inc.
             (Exact name of registrant as specified in its charter)

         Massachusetts                     6035                 73-1627673
(State or other jurisdiction of      (Primary Standard       (I.R.S. Employer
incorporation or organization)   Industrial Classification  Identification No.)
                                       Code Number)

                                 141 Elm Street
                         Westfield, Massachusetts 01085
                                 (413) 568-1911
         (Address, including Zip Code, of principal executive offices)

                       ----------------------------------

                Westfield Financial, Inc. 2007 Stock Option Plan
         Westfield Financial, Inc. 2007 Recognition and Retention Plan
                            (Full title of the Plan)

                       ----------------------------------

                               Donald A. Williams
                      Chairman and Chief Executive Officer
                           Westfield Financial, Inc.
                                 141 Elm Street
                         Westfield, Massachusetts 01085
                                 (413) 568-1911

                                    Copy to:

                           Richard A. Schaberg, Esq.
                             Matthew Dyckman, Esq.
                          Thacher Proffitt & Wood LLP
                    1700 Pennsylvania Avenue, NW, Suite 800
                              Washington, DC 20006
                                 (202) 347-8400
            (Name and address, including Zip Code, telephone number
                      and area code, of agent for service)

                       ----------------------------------

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================

    Title of Securities          Amount to be          Proposed Maximum             Proposed Maximum            Amount of
      to be Registered            Registered       Offering Price Per Share     Aggregate Offering Price     Registration Fee
-----------------------------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value     2,184,142 (1)               (2)                   $22,051,570.58 (2)             $676.98
=============================================================================================================================

(1)  Based on the total number of shares of common stock of Westfield Financial, Inc. (the "Company") reserved for issuance upon the exercise of options granted pursuant to the Westfield Financial, Inc. 2007 Stock Option Plan ("Option Plan") and
     the total number of shares of common stock authorized for awards under the Westfield Financial, Inc. 2007 Recognition and
     Retention Plan (the "RRP"). There are 1,351,702 shares of common stock subject to options currently granted and 208,399 shares of common stock reserved for awards under the Option Plan and 559,000 shares of common stock currently granted and
     65,041 shares authorized for awards under the RRP (collectively, the "Plans"). In addition to such shares, this registration statement also covers an undetermined number of shares of common stock of the Company that, by reason of certain events specified in the Plans, may become issuable upon exercise of option or grant of awards through the application of certain anti-dilution provisions.
(2)  Estimated solely for purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of
     1933, as amended (the "Securities Act"), pursuant to which 1,351,702 shares of the Company were deemed offered pursuant to the Plans at $10.0400 and 832,440 shares that may be acquired pursuant to options or pursuant to other equity awards granted in future are deemed to be offered at $10.1875 per share, the average of the daily high and low sales prices of common stock of the Company on the Nasdaq Global Select Market at the close of trading on August 28, 2007.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

         Not required to be filed with the Securities and Exchange Commission (the "Commission").

Item 2.  Registrant Information and Employee Plan Annual Information.

         Not required to be filed with the Commission.

         Note: The document containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such document need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                    PART II

Item 3.  Incorporation of Documents by Reference.

         The following  documents  and  information  heretofore  filed with the
Commission  by  Westfield   Financial,   Inc.  (the  "Registrant")   (File  No.
333-137024) are incorporated by reference in this registration statement:

(1) the description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, dated November 8, 2006 (Registration No. 001-16767);

(2) the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed pursuant to Rule 13a-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(3) the Registrant's Quarterly Reports on Form 10-Q for the periods ended March 31, 2007 and June 30, 2007 filed pursuant to Rule 13a-13 of the Exchange Act;

(4) the Registrant's Current Report on Form 8-K filed pursuant to Rule 13a-11 of the Exchange Act, dated January 2, 2007;

(5) the Registrant's Current Report on Form 8-K filed pursuant to Rule 13a-11 of the Exchange Act, dated January 3, 2007;

(6) the Registrant's Current Report on Form 8-K filed pursuant to Rule 13a-11 of the Exchange Act, dated January 8, 2007; and

(7) the Registrant's Current Report on Form 8-K filed pursuant to Rule 13a-11 of the Exchange Act, dated August 13, 2007.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the end of the fiscal year ended December 31, 2006 and prior to the filing of the termination of the offering of the common stock hereby shall be deemed incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         The Company will provide without charge to each person to whom the prospectuses are delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to: Michael J. Janosco, Jr., Treasurer and Chief Financial Officer, Westfield Financial, Inc., 141 Elm Street, Westfield, Massachusetts 01085. Telephone requests may be directed to (413) 568-1911.

         All information appearing in this registration statement and the prospectuses is qualified in its entirety by the detailed information appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not Applicable.

Item 6.  Indemnification of Directors and Officers.

         12 C.F.R. Section 545.121 sets forth the ability of a federal savings association to indemnify its officers and directors. This section provides that a savings association shall indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of the association for: (1) any amount for which that person become liable under a judgment if such action; and (2) reasonable costs and expenses, including reasonable attorney's fees paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under such section if he or she attains a favorable judgment in such enforcement action.

         Indemnification shall be made to such individuals if (1) final judgments on the merits is in the individual's favor; or (2) in case of (i) settlement; (ii) final judgment against the individual, or (iii) final judgment in the individual's favor, other than on the merits, if a majority of the disinterested directors determine that the individual was acting in good faith within the scope of his or her employment or authority as he or she could have reasonable perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the savings association or its members.

         The section also provides that no indemnification may be made unless the association gives the OTS 60 days notice of its intention to make such indemnification.

         In addition to providing indemnification, under OTS Regulations, a savings association may obtain insurance to protect it and its officers, directors and employees from potential losses arising from claims against any of them for alleged wrongful acts, or wrongful acts, committed in their capacity as directors, officers or employees. However, the savings association may not obtain insurance which provides for payment of losses of any person incurred as a consequence of his or her willful or criminal misconduct.

         Section 545.121 of OTS regulations is subject to and qualified by 12 U.S.C [SECTION] 1821(k) which provides in general that a director or officer of an insured depository institution may be held personally liable for monetary damages by, on behalf of, or at the request or direction of the Federal Deposit Insurance Corporation in certain circumstances.

         The Company's Articles of Organization provide for the indemnification of directors, officers, employees and other agents of the Company. Article XII "Indemnification" states the following policies and procedures of the Company on indemnification:

         Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Company or is or was serving at the request of the Company as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnity"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Massachusetts General Laws, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against
     all  expense,   liability  and  loss  (including   attorneys'   fees,
     judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnity in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnity in connection with a proceeding (or part thereof) initiated by such indemnity only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

         Section 2. Advance Payment. The right to indemnification conferred in Section 1 of this Article XII shall include, in the case of a Director or officer at the level of Vice President or above, and in the case of any other Officer or any employee may include (in the discretion of the Board of Directors), the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"). Notwithstanding the foregoing, expenses incurred by an indemnity in advance of the final disposition of a proceeding may be paid only upon the Company's receipt of an undertaking by the indemnity to repay such payment if he or she shall be adjudicated or determined to be not entitled to indemnification under applicable law. The Company may accept such undertaking without reference to the financial ability of the indemnity to make such repayment.

         Section 3. Indemnification of former Director, Officer, Employee or Agent. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article XII shall be contract rights and such rights shall continue as to an indemnity who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnities heirs, executors and administrators.

         Section 4. Enforcement of Right to Indemnification. If a claim under Sections 1, 2 or 3 of this Article XII is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnity may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnity also shall be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the indemnity to enforce a right to indemnification hereunder (but not in a suit brought by the indemnity to enforce a right to an advancement of expenses) it shall be a defense that, and
     (b) in any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking the Company shall be entitled to recover such expenses upon a final adjudication that, he or she shall not have acted in good faith in the reasonable belief that his or her action was in the best interests of the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnity is proper in the circumstances because the indemnity has met the applicable standard of conduct set forth in the Massachusetts General Laws, nor an actual determination by the Company

     (including its Board of Directors, independent legal counsel, or its shareholders) that the indemnity has not met such applicable standard of conduct, shall create a presumption that the indemnity has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnity, be a defense to such suit. In any suit brought by the indemnity to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnity is not entitled to be indemnified, or to such advancement of expenses, under this Article XII or otherwise, shall be on the Company.

         Section 4. Rights not Exclusive. The rights to indemnification and to the advancement of expenses conferred in this Article XII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company's Articles, Bylaws, agreement, vote of shareholders or Disinterested Directors or otherwise.

         Section 5. Insurance. The Company may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Massachusetts General Laws.

         Section 6. Grants and Agreements. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article XII with respect to the indemnification and advancement of expenses of Directors and Officers of the Company. Without limiting the generality of the foregoing, the Company may enter into specific agreements, commitments or arrangements for indemnification on any terms not prohibited by law which it deems to be appropriate.

         Section 7. Merger or Consolidation. If the Company is merged into or consolidated with another corporation and the Company is not the surviving corporation, the surviving Company shall assume the obligations of the Company under this Article XII with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring at or prior to the date of such merger or consolidation.

         If the regulations of the OTS are amended after the date hereof to authorize action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by OTS regulations, as so amended. Any repeal or modification of Section XII by the directors of the Company will be prospective only and shall not adversely affect any right or protection of a director or officer existing at the time of such repeal or modification.

         The Company and Westfield Bank have jointly entered into employment agreements with each of Donald A. Williams, Michael J. Janosco, Jr. and James
C. Hagan. The agreements each provide for indemnification to the fullest extent permitted under the law. The Company and Westfield Bank are also parties to Change of Control Agreements with certain officers which provide for indemnification for attorneys' fees in some instances.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         4.1 Articles of Organization of Westfield Financial, Inc., filed on August 31, 2006 as Exhibit 3.1 to Registrant's Registration Statement on Form S-1 (File No. 333-137024), is incorporated herein by reference.

         4.2 Bylaws of Westfield Financial, Inc., filed on August 31, 2006 as Exhibit 3.2 to Registrant's Registration Statement on Form S-1 (File No. 333-137024), is incorporated herein by reference.

         4.3 Form of Restricted Stock Award Agreement under the Westfield Financial, Inc. 2007 Recognition and Retention Plan.

         4.4 Form of Option Agreement under the Westfield Financial, Inc. 2007 Stock Option Plan.

         5.1    Opinion of Thacher Proffitt & Wood LLP.

         23.1   Consent of Wolf & Company, P.C.

         23.2   Consent of Thacher  Proffitt  & Wood LLP  (included  in Exhibit
                5.1).

         99.1 Westfield Financial, Inc. 2007 Stock Option Plan filed on June 18, 2007 as Appendix A to Registrant's Definitive Proxy Statement (File No. 001-16767), is incorporated herein by reference.

         99.2 Westfield Financial, Inc. 2007 Recognition and Retention Plan filed on June 18, 2007 as Appendix B to Registrant's Definitive Proxy Statement (File No. 001-16767), is incorporated herein by reference.

Item 9.  Undertakings.

     A.  Rule 415 offering. The undersigned Registrant hereby undertakes:

         (1)    To file,  during any period in which  offers or sales are being
                made,  a   post-effective   amendment   to  this   registration
                statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. Filings incorporating subsequent Exchange Act documents by reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Incorporated annual and quarterly reports. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     D. Filing of Registration Statement on Form S-8. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westfield, State of Massachusetts on August 28, 2007.

                                       Westfield Financial, Inc.
                                       (Registrant)


                                       By: /s/ Donald A. Williams
                                           --------------------------------
                                           Donald A. Williams
                                           Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act and any rules and regulations promulgated thereunder, this Registration Statement, has been signed by the following persons in the capacities and on the dates indicated.

           Name                            Title                     Date
           ----                            -----                     ----

/s/ Donald A. Williams         Chairman and Chief               August 28, 2007
---------------------------    Executive Officer
Donald A. Williams

/s/ Michael J. Janosco, Jr.    Chief Financial Officer          August 28, 2007
---------------------------    and Treasurer
Michael J. Janosco, Jr.

/s/ Leo R. Sagan, Jr.          Vice President and Controller    August 28, 2007
---------------------------
Leo R. Sagan, Jr.

           Name                            Title                     Date
           ----                            -----                     ----


/s/ Victor J. Carra                      Director               August 28, 2007
---------------------------
Victor J. Carra

/s/ David C. Colton, Jr.                 Director               August 28, 2007
---------------------------
David C. Colton, Jr.

/s/ Robert T. Crowley, Jr.               Director               August 28, 2007
---------------------------
Robert T. Crowley, Jr.

/s/ Harry C. Lane                        Director               August 28, 2007
---------------------------
Harry C. Lane

/s/ William H. McClure                   Director               August 28, 2007
---------------------------
William H. McClure

/s/ Mary C. O'Neil                       Director               August 28, 2007
---------------------------
Mary C. O'Neil

/s/ Richard C. Placek                    Director               August 28, 2007
---------------------------
Richard C. Placek

/s/ Paul R. Pohl                         Director               August 28, 2007
---------------------------
Paul R. Pohl

/s/ Charles E. Sullivan                  Director               August 28, 2007
---------------------------
Charles E. Sullivan

                                 EXHIBIT INDEX


Exhibit
Number      Description
-------     -------------------------------------------------------------------

4.1 Articles of Organization of Westfield Financial, Inc., filed on August 31, 2006 as Exhibit 3.1 to Registrant's Registration Statement on Form S-1 (File No. 333-137024), is incorporated herein by reference.

4.2         Bylaws of Westfield  Financial,  Inc.,  filed on August 31, 2006 as
            Exhibit 3.2 to Registrant's Registration Statement on Form S-1 (File No. 333-137024), is incorporated herein by reference.

4.3 Form of Restricted Stock Award Agreement under the Westfield Financial, Inc. 2007 Recognition and Retention Plan.

4.4 Form of Option Agreement under the Westfield Financial, Inc. 2007 Stock Option Plan.

5.1 Opinion of Thacher Proffitt & Wood LLP, counsel for Registrant, as to the legality of the securities being registered.

23.1        Consent of Wolf & Company, P.C.

23.2        Consent of Thacher Proffitt & Wood LLP (included in Exhibit 5.1).

99.1 Westfield Financial, Inc. 2007 Stock Option Plan filed on June 18, 2007 as Appendix A to Registrant's Definitive Proxy Statement (File No. 001-16767), is incorporated herein by reference.

99.2 Westfield Financial, Inc. 2007 Recognition and Retention Plan filed on June 18, 2007 as Appendix B to Registrant's Definitive Proxy Statement (File No. 001-16767), is incorporated herein by reference.